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                                                                                                    This Prospectus Supplement is
                                                                                                    filed pursuant to Rule 424(b)(2)
                                                                                                    under Registration Statement
                                                                                                    Nos. 333-46527 and 333-46527-01

PROSPECTUS SUPPLEMENT dated                                                                         Pricing Supplement No. 5
January 11, 1999 to PROSPECTUS
dated February 26, 1998.


                                                   TEXACO CAPITAL INC.
                                                       SERIES 1998
                                                    MEDIUM-TERM NOTES
                                                      Guaranteed by
                                                       Texaco Inc.

                                     Notes Due More Than 9 Months From Date of Issue


Principal Amount:             $25,000,000.00                        Maturity Date:           January 15, 2014
Specified Currency:           U.S. Dollar                           Extendible:              No
Fixed Rate Note:              Yes                                   Final Maturity Date:     N/A
     Interest Rate:           6.35%                                 Issue Price:             100.000%
                                                                    Record Dates:            June 30 and December 31
                                                                    Interest Payment Dates:  July 15 and January 15
                                                                    Original Issue Date:     January 15, 1999
                                                                    Book-Entry Note:         Yes
                                                                    Certificated Note:       No
Denominations:                Minimum denominations of $1,000       Redemption Provisions:   The Note may not be redeemed
                              or any larger amount that is an                                before 1/15/01. On or after that date,
                              integral multiple of $1,000                                    the Note may be redeemed, in whole,
                                                                                             at par, at any time (based on following
Zero-Coupon Note:             No                                                             business day convention)
                                                                                             at the option of Texaco Capital
Floating Rate Note:           No                                                             Inc. on not less than 30 days nor more
  Base Rate:                  N/A                                                             than 60 days notice, at 100% of its
  - CD Rate:                  N/A                                                            principal amount, together with
  - Commercial Paper Rate:    N/A                                                            accrued interest to the date fixed
  - Federal Funds Rate:       N/A                                                            for redemption.
  - LIBOR:                    N/A
  - Treasury Rate:            N/A
                                                                    Repayment Provisions:    No
  - Other:                    N/A                                   Currency Indexed Note:   No
  Initial Interest Rate:      N/A                                   - Denominated Currency:  N/A
  Interest Reset Period:      N/A                                   - Indexed Currency:      N/A
  Interest Reset Dates:       N/A                                   - Face Amount:           N/A
  Interest Determination DatesN/A                                   - Base Exchange Rate:    N/A
  Interest Payment Period:    N/A                                   - Calculation Agent:     N/A
  Interest Payment Dates:     N/A                                   - Reference Dealer:      N/A
  Index Maturity:             N/A                                   Commodity Indexed Notes: No
  Maximum Interest Rate:      N/A                                   Other Terms:             No
  Minimum Interest Rate:      N/A
  Spread:                     N/A
  Spread Multiplier:          N/A
  Issuer Able to Change Spread
    or Spread Multiplier:     N/A

                                                                    Goldman Sachs
                                                                    -------------
                                                                    Name of Agent
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